Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Stepan Company

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share	Other	819,027 (2)	$99.04 (3)	$81,116,435	$92.70 per $1,000,000	$7,520

Equity	Common Stock, $1.00 par value per share	Other	331,662 (4)	$99.04 (3)	$32,847,805	$92.70 per $1,000,000	$3,045

Total Offering Amounts							$10,565

Total Fee Offsets							$—

Net Fee Due							$10,565

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable under the Registrant’s 2022 Equity Incentive Compensation Plan (the “2022 Plan”) or the Registrant’s 2011 Incentive Compensation Plan (as amended through the date hereof, the “2011 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)    Represents shares of common stock, $1.00 par value per share, of the Registrant issuable pursuant to the 2022 Plan being registered hereon.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on April 22, 2022.

(4)    Represents shares of common stock, $1.00 par value per share, of the Registrant issuable pursuant to the 2011 Plan being registered hereon.